Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following summary is a description of the material terms of Newmark Group, Inc.’s, capital stock. When we use the words “Newmark,” “we,” “us,” “our” or the “Company,” we are referring to Newmark Group, Inc. The following descriptions of our Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock”, Class B common stock, par value $0.01 per share, which we refer to as our “Class B common stock”, preferred stock, par value $0.01 per share, which we refer to as our “preferred stock,” and the relevant provisions of our amended and restated certificate of incorporation, which we refer to as our “certificate of incorporation,” and our amended and restated bylaws, which we refer to as our “bylaws,” are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and our bylaws are incorporated by reference to Exhibits 3.1 and 3.2, respectively, to our Current Report on Form 8-K filed on December 19, 2017.
Our Capital Stock
The following descriptions of our Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock”, Class B common stock, par value $0.01 per share, which we refer to as our “Class B common stock”, preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025 of which this Exhibit 4.1 is a part, and applicable law.

Our authorized capital stock consists of 1,500,000,000 shares of common stock, consisting of 1,000,000,000 shares of our Class A common stock and 500,000,000 shares of our Class B common stock, and 50,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
As of February 24, 2026, there were 163,152,081 shares of our Class A common stock outstanding and 21,285,533 shares of our Class B common stock outstanding. The holders of our Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class A common stock to approximately 43.4% of our voting power as of such date, and do not have cumulative voting rights. The holders of our Class B common stock are generally entitled to ten votes per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class B common stock to 56.6% our voting power as of such date, and do not have cumulative voting rights. Cantor Fitzgerald, L.P, which we refer to as “Cantor,” and CF Group Management, Inc., the managing general partner of Cantor, which we refer to as “CFGM,” are the only holders of our Class B common stock. Our Class B common stock generally votes together with our Class A common stock on all matters submitted to the vote of our stockholders. Our Class B common stock shall be issued only to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Howard W. Lutnick, or (3) Mr. Howard W. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relative, which we refer to as the “Qualified Class B Holders.”

Each share of our Class A common stock is equivalent to a share of our Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of our Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Our certificate of incorporation provides that each share of the Class B common stock is convertible at any time, at the option of the holder, into one share of the Class A common stock. Holders of shares of Class A common stock will not have the right to convert shares of Class A common stock into shares of Class B common stock unless such right is provided for by Newmark pursuant to an agreement. Pursuant to the Exchange Agreement by and among Newmark, BGC Partners, Inc., which we refer to as BGC Partners, and Cantor, dated as of December 13, 2017, any Qualified Class B Holder entitled to hold Class B common stock under our certificate of incorporation has the right to exchange at any time and from time to time, on a one-to-one basis, shares of our Class A common stock now owned or subsequently acquired by such persons for shares of our Class B common stock, up to the number of shares of Class B common stock that are authorized but unissued under our certificate of incorporation. Our certificate of incorporation does not provide for automatic conversion of shares of Class B common stock into shares of Class A common stock upon the occurrence of any event.
None of the shares of our Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to shares of our Class A common stock or Class B common stock. All outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.
Preferred Stock
Our board of directors has the authority to cause us to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of our preferred stock pursuant to such “blank check” provisions may have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders and may adversely affect the voting and other rights of the holders of shares of our Class A common stock. At present, we have no plans to issue any preferred stock.
Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws and the Outstanding Notes
Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL,” and our certificate of incorporation and bylaws, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
The provisions, summarized above and below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also primarily designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Delaware Anti-Takeover Law
We have elected pursuant to our certificate of incorporation not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203. Accordingly, we are not subject to the anti-takeover effects of Section 203. However, our certificate of incorporation contains certain provisions that have the same effect as Section 203, except that they provide that each of the Qualified Class B Holders, any of their respective affiliates and certain of their direct transferees will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions.

Certificate of Incorporation and Bylaws
Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, as discussed above, our certificate of incorporation permits us to issue “blank check” preferred stock.
Our bylaws require advance written notice prior to a meeting of our stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all of our outstanding capital stock entitled to vote or by a majority of our board of directors.
Corporate Opportunity
Our certificate of incorporation provides that, to the greatest extent permitted by law, no Cantor Company or BGC Partners Company, each as defined below, or any of the representatives, as defined below, of a Cantor Company or BGC Partners Company will, in its capacity as our stockholder or affiliate, owe or be liable for breach of any fiduciary duty to us or any of our stockholders. In addition, to the greatest extent permitted by law, none of any Cantor Company, BGC Partners Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us or our representatives or doing business with any of our or our representatives’ clients or customers. If any Cantor Company, BGC Partners Company or any of their respective representatives acquires knowledge of a potential transaction or matter that may be a corporate opportunity (as defined below) for any such person, on the one hand, and us or any of our representatives, on the other hand, such person will have no duty to communicate or offer such corporate opportunity to us or any of our representatives, and will not be liable to us, any of our stockholders or any of our representatives for breach of any fiduciary duty by reason of the fact that they pursue or acquire such corporate opportunity for themselves, direct such corporate opportunity to another person or do not present such corporate opportunity to us or any of our representatives, subject to the requirement described in the following sentence. If a third party presents a corporate opportunity to a person who is both our representative and a representative of a Cantor Company and/or a BGC Partners Company, expressly and solely in such person’s capacity as our representative, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as our representative with respect to such corporate opportunity, provided that any Cantor Company, any BGC Partners Company or any of their respective representatives may pursue such corporate opportunity if we decide not to pursue such corporate opportunity.
No contract, agreement, arrangement or transaction between any Cantor Company, any BGC Partners Company or any of their respective representatives, on the one hand, and us or any of our representatives, on the other hand, will be void or voidable solely because any Cantor Company, any BGC Partners Company or any of their respective representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any Cantor Company, any BGC Partners Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto, and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

•
such contract, agreement, arrangement or transaction is approved by our board of directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•
such contract, agreement, arrangement or transaction is approved by our stockholders by the affirmative vote of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, by a Cantor Company or a BGC Partners Company, respectively; or

•	such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.
While the satisfaction of the foregoing conditions shall be sufficient to show that any Cantor Company, any BGC Partners Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto, and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of the foregoing conditions shall be required to be satisfied for such showing.
Our directors who are also directors or officers of any Cantor Company, any BGC Partners Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of our board of directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of our common stock owned by any Cantor Company, any BGC Partners Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Our directors who are also directors or officers of any Cantor Company, any BGC Partners Company or any of their respective representatives shall not owe or be liable for breach of any fiduciary duty to us or any of our stockholders for any action taken by any Cantor Company, any BGC Partners Company or their respective representatives, in their capacity as our stockholder or affiliate.
For purposes of the above:

•	“Cantor Company” means Cantor or any of its affiliates (other than us and our subsidiaries);

•	“BGC Partners Company” means BGC Partners or any of its affiliates (other than us and our subsidiaries);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

•
“corporate opportunity” means any business opportunity that we are financially able to undertake, that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Cantor Company or a BGC Partners Company or any of their respective representatives, as the case may be, will be brought into conflict with our self-interest.

Following the completed November 2018 pro-rata distribution, which we refer to as the “Spin-Off,” by BGC Partners, BGC Partners no longer owns any shares of our common stock or equity interests of our subsidiaries.
Registration Rights for Class A Common Stock
In connection with the separation on December 13, 2017, we entered into a registration rights agreement with Cantor and BGC Partners which provides Cantor and BGC Partners and their respective affiliates (prior to the Spin-Off) and Cantor and its affiliates (after the Spin-Off) registration rights with respect to shares of our Class A common stock, including shares issued or to be issued upon exchange of the Newmark Holdings, L.P. exchangeable limited partnership interests held by Cantor, shares of our Class A common stock issued or issuable in respect of or in exchange for any shares of our Class B common stock and any other shares of our Class A common stock that may be acquired by Cantor, BGC Partners or their respective affiliates.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.